CONSOLIDATED FEDERAL INCOME TAX

ALLOCATION AGREEMENT AMONG MEMBERS OF THE

DOMINION RESOURCES, INC. AFFILIATED GROUP

This Agreement made as of this 30th day of April, 2000 by and among Dominion Resources, Inc., a Virginia corporation ('Parent') and each of its undersigned Subsidiaries for taxable years ending after January 28, 2000.

WITNESSETH:

WHEREAS, Parent and the undersigned Subsidiaries included in Appendix A are members of an affiliated group of corporations ('the Affiliated Group") as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended ("the Code"); and

WHEREAS, Parent will file a United States consolidated federal income tax return ("Consolidated Return") for the Affiliated Group for the taxable year ended December 31, 2000 and will file a Consolidated Return for all subsequent taxable periods for which one or more of the Subsidiaries is a member of the Affiliated Group; and

WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the Consolidated Return tax liability of the Parent and the undersigned Subsidiaries to such Parent and Subsidiaries, for reimbursing Parent for payment of such tax liability, and to provide for the allocation and payment of any refund arising from current year tax losses or a carryback or carryforward of losses or tax credits to subsequent or prior taxable years,

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Consolidated Return Election. A Consolidated Return shall be filed by Parent for each taxable period in respect of which this Agreement is in effect and for which Parent and one or more of the Subsidiaries are required or permitted to file a Consolidated Return. With respect to Parent and each Subsidiary, any period for which such Subsidiary is or may be included in a Consolidated Return filed by Parent is referred to in this Agreement as a "Consolidated Return Year." Each Subsidiary hereby irrevocably designates Parent as its agent for the purpose of taking any and all action necessary or incidental to the filing of any Consolidated Return, and further agrees to furnish Parent with any and all information and to take any and all action as Parent may reasonably request that is necessary or appropriate for the proper filing of a Consolidated Return or for implementing the provisions of this Agreement. Each Subsidiary agrees that it will join in the Consolidated Returns to be filed by Parent to the extent that such Subsidiary is required or permitted to do so by the Code.

2. Liability for Consolidated Federal Income Tax Liability. As between the parties hereto Parent agrees to pay the United States consolidated federal income tax liability of the Affiliated Group for Consolidated Return Years and each Subsidiary agrees to make such payments to Parent as shall be required pursuant to Sections 3 and 4 hereof.

3. Allocation of Consolidated Federal Income Tax Liability. (a) The tax liability of the Affiliated Group will be first allocated to the members in accordance with section 1.1552-1(a)(2) of the Federal income tax regulations and then the Affiliated Group will elect I00 percent as a fixed percentage to be used to allocate additional amounts to the members in accordance with Treasury Regulations Section 1.1502-33(d)(3)(i). Each Subsidiary will pay to the Parent the amount of tax liability allocated to it in this paragraph (after the adjustments provided for in subparagraph (e)) and Parent will pay to each Subsidiary or former Subsidiary all amounts allocable under section 1.1502-33(d)(3)(ii).

(b) If a consolidated current alternative minimum tax liability exists, such liability (as well as any associated minimim tax credit) will be allocated to the members in accordance with proposed regulations section 1.1552-1(g).

(c) All recapture of previously claimed tax credits shall be assessed against the member that generated the credits.

(d) Payment by each Subsidiary of its allocated Federal income tax liability (after the adjustments provided for in subparagraph (e)) for a Consolidated Return Year shall include estimated tax installments due for each taxable period and each Subsidiary shall pay such estimated tax installments to Parent not later than the due date of each such installment. Estimated tax payments made by a Subsidiary shall be credited against the allocated consolidated Federal income tax liability of such Subsidiary for the Consolidated Return Year. Any underpayment or overpayment of allocated consolidated Federal income tax liability by reason of estimated tax payments (resulting from other than the adjustments required in subparagraph (e)) shall be paid by or refunded to each Subsidiary within thirty days after the filing date of the Consolidated Return, provided that if the Consolidated Return produces a net refund the overpayment shall be refunded when received by the Parent from the Internal Revenue Service.

(e) Payments to the Parent of the income tax liability of any subsidiary shall be reduced by its proportionate share of any amounts allocable to the Parent under Section 1.1502-33(d)(3)(ii). A subsidiaries proportionate share of any amounts allocable to the Parent under Section 1.1502-33(d)(3)(ii) shall be based on the ratio of the liability of each subsidiary to the sum of the tax liabilities of all subsidiaries.

(f) The Companies do hereby covenant and agree with one another to allocate and pay any state income tax for those states in which a consolidated, combined or unitary return is filed in a manner consistent with the allocation of federal income tax as provided in this Agreement.

4. Adjustments to Tax Liability. If the consolidated tax liability is adjusted for any Consolidated Return Year, whether by means of an amended return, claim for refund or after a tax audit by the Internal Revenue Service (except for protective refund claims), the liability of the Parent and each Subsidiary under Section (3) of this Agreement shall be recomputed to give effect to such adjustment as if it had been made as part of the original computation of tax liability, and, in the case of a refund, Parent shall pay each Subsidiary that portion of such refund as is attributable to the decrease in such Subsidiary's allocated consolidated Federal tax liability caused by the adjustment within thirty days after the refund is received by Parent and in the case of an increase in tax liability, each Subsidiary shall pay to Parent that portion of such increased tax liability (including all penalties, interest, and additions to tax, if any) as is attributable to the increase in such Subsidiary's allocated consolidated Federal tax liability caused by the adjustment within thirty days after receiving notice of such liability from Parent.

5. Separate Return Years. If part or all of an unused consolidated loss or tax credit is allocated to a member of the Affiliated Group pursuant to Section 1.1502-79 of the Federal Income Tax Regulations and it is carried back or forward to a year in which such member filed a separate income tax return or a Consolidated Return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Subsidiary. Notwithstanding the above, Parent shall determine whether an election shall be made not to carry back part or all of a consolidated net operating loss for any taxable year in accordance with section 172(b)(3) of the Code.

6. Priority of Agreement. This Agreement shall fix the liability between Parent and each Subsidiary as to the matters covered, notwithstanding that (i) the Agreement or any part thereof is not controlling for tax or other purposes, including, but not limited to, the computation of earnings and profits for Federal income tax purposes, and (ii) Parent and other corporations which are now or may become members of the Affiliated Group enter into a different agreement for the allocation of consolidated Federal income tax liability to such other corporations.

7. Effective Date. This Agreement shall apply to the Consolidated Return Year ending December 31, 2000 and all subsequent Consolidated Return Years unless the Parent and the Subsidiaries agree to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refund due for all Consolidated Return Years prior to termination. In the event a Subsidiary ceases to be a member of the Affiliated Group, Parent shall remain the sole agent of such Subsidiary with respect to the period for which such Subsidiary was a member of the Affiliated Group, and Parent shall have sole authority to contest any tax liability with respect to such period. The obligations of a Subsidiary under this Agreement, including but not limited to the obligation to cooperate in seeking a refund of tax for any Consolidated Return Year, shall continue after such Subsidiary ceases to be a member of the Affiliated Group.

8. Amendments. Any amendment or supplement to this Agreement shall be in writing and signed by an authorized representative of the parties.

9. Successors. This Agreement shall be binding upon and inure to the benefit of any successors whether by statutory merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in its name and on its behalf by one of its officers duly authorized.

APPENDIX A
American Exploration Production Company	Dominion Hickman, Inc.;
American Reserves Corporation	Dominion Iroquois, Inc.;
CNG Coal Company	Dominion Kincaid, Inc.
CNG International Corporation	Dominion Member Services, Inc.
CNG Kauai, Inc.	Dominion Metering Services, Inc.
CNG Main Pass Gas Gathering Corporation	Dominion Michigan Production Services, Inc.
CNG Oil Gathering Corporation	Dominion Midwest Energy, Inc.
CNG Pipeline Company	Dominion Natural Gas Storage, Inc.
CNG Power Services Corporation	Dominion North Star Generation, Inc.
Consolidated Natural Gas Company	Dominion Nuclear Connecticut, Inc.
Cypress Energy, Inc.	Dominion Nuclear Holdings, Inc.
DEI Cayman Holding Company	Dominion Nuclear Marketing I, Inc.
DEI U.K., Inc.	Dominion Nuclear Marketing II, Inc.
DT Services, Inc.	Dominion Nuclear, Inc.
Dominion Alliance Holding, Inc.	Dominion Ohio ES, Inc.
Dominion Appalachian Development Properties, L.L.C.	Dominion Oklahoma Texas Exploration & Production, Inc.
Dominion Appalachian Development, Inc.	Dominion Person, Inc.
Dominion Armstrong Services Company, Inc.	Dominion Petroleum Marketing, Inc.
Dominion Armstrong, Inc.	Dominion Pipeline - Greenbrier, Inc.
Dominion Black Warrior Basin, Inc.	Dominion Pleasants Services Company, Inc.
Dominion Capital Ventures Corporation	Dominion Pleasants, Inc.
Dominion Capital, Inc.	Dominion Products and Services, Inc.
Dominion Cleveland Thermal, Inc.	Dominion Reserves - Indiana, Inc.
Dominion Cogen WV, Inc.	Dominion Reserves - Utah, Inc.
Dominion Cogen, Inc.	Dominion Reserves Gulf Coast, Inc.
Dominion Davidson, Inc.	Dominion Reserves, Inc.
Dominion Dresden Services Company, Inc.	Dominion Resources Services, Inc.
Dominion Dresden, Inc.	Dominion Resources, Inc.
Dominion Elwood Expansion, Inc.	Dominion Retail, Inc.
Dominion Elwood Services Company, Inc.	Dominion San Juan, Inc.
Dominion Elwood, Inc.	Dominion State Line, Inc.
Dominion Energy Clearinghouse Storage Services, Inc.	Dominion Storage, Inc.
Dominion Energy Clearinghouse, Inc.	Dominion Telecom, Inc.
Dominion Energy Construction Company	Dominion Transmission, Inc.
Dominion Energy Direct Sales, Inc.	Dominion Troy Services Company, Inc.
Dominion Energy Exchange, Inc.	Dominion Troy, Inc.
Dominion Energy Holdings, Inc.	Dominion Upshur, Inc.
Dominion Energy Marketing, Inc.	Dominion Venture Investments, Inc.
Dominion Energy Peru Holdings, Inc.	Dominion Wagram, Inc.
Dominion Energy Services Company, Inc.	Evantage, Inc.
Dominion Energy Technologies, Inc.	First Source Equity Holdings, Inc.
Dominion Energy, Inc.	Hope Gas, Inc.
Dominion Equipment II, Inc.	LDNG Acquisition, Inc.
Dominion Equipment III, Inc.	LDNG Texas Holdings, Inc.
Dominion Equipment, Inc.	NH Capital, Inc.
Dominion Exploration & Production, Inc.	Niton US, Inc.
Dominion Fairless Hills, Inc.	OptaCor Financial Services Company
Dominion Field Services, Inc.	Rincon Securities, Inc.
Dominion First Source, Inc.	Stonewater Pipeline Company of Texas, Inc.
Dominion Gas Marketing, Inc.	The East Ohio Gas Company
Dominion Gas Processing MI, Inc.;	The Peoples Natural Gas Company
Dominion Generation Corporation;	VP Property, Inc.
Dominion Greenbrier, Inc.;	Virginia Electric and Power Company

Virginia Financial Ventures, Inc.	Virginia Power Nuclear Services Company
Virginia Power Energy Marketing, Inc.	Virginia Power Services Energy Corp., Inc.
Virginia Power Fuel Corporation	Virginia Power Services, Inc.

Attest: /s/ Patricia A. Wilkerson	By: G. Scott Hetzer
Patricia A. Wilkerson, Authorized Officer	G. Scott Hetzer, Authorized Officer

Bridgeway Management Company	Louisiana Hydroelectric Capital Corporation
Chesterfield Land, Inc.	Old North State Management Company
Dominion Land Management Company	Shoulders Hill/DCI Properties, Inc.
Dominion Land Management Company - Williamsburg	Stanton Associates, Inc.
Dominion Lands - Williamsburg, Inc.	Vidalia Audit, Inc.
Dominion Lands, Inc.	Waterford Harbor Realty, Inc.
Edgen, Inc.	Waterford Management Company
Goodman-Segar-Hogan, Incorporated	Williams Court/DCI Properties
H-W Properties, Inc.

Attest: /s/ Patricia A. Wilkerson	By: Mark P. Mikuta
Patricia A. Wilkerson, Authorized Officer	Mark P. Mikuta, Authorized Officer

Carthage Energy Services, Inc.	Gichner Systems Group, Inc.

Attest: /s/ E. J. Marks, III	By: /s/ Patricia A. Wilkerson
E. J. Marks, III, Authorized Officer	Patricia A. Wilkerson, Authorized Officer

Compendia Media Group	Lexicon Music, Inc.
Intersound, Inc.	Peg Publishing, Inc.
JustMike Music, Inc.	Royce Publishing, Inc.

Attest: /s/ Edward A. Szarkowicz	By: /s/ John D. Kennedy
Edward A. Szarkowicz, Authorized Officer	John D. Kennedy, Authorized Officer

First Source Financial, Inc.	.

Attest: /s/ E. J. Marks, III	By: /s/ Mark P. Mikuta
E. J. Marks, III, Authorized Officer	Mark P. Mikuta, Authorized Officer

Goodman Segar Hogan of Orlando, Inc.	.

Attest: /s/ Matthew N. Birdsall	By: /s/ Edward A. Szarkowicz
Matthew N. Birdsall, Authorized Officer	Edward A. Szarkowicz, Authorized Officer